EXHIBIT 99.1

Energy-Efficient LED Lighting Provider Orion Reports FY 2018 Results
Revenue of $60.3M; Sets 10% Revenue Growth Goal for FY 2019

MANITOWOC, WI, - June 4, 2018 - Orion Energy Systems, Inc. (NASDAQ: OESX) (Orion Lighting), a provider of enterprise-grade LED lighting and energy project solutions, today reported results for its fiscal 2018 fourth quarter (Q4’18) and year ended March 31, 2018 (FY18). Orion will hold an investor call today at 10:00 a.m. ET (9:00 a.m. CT) to review its fiscal 2018 results and its growth goals for fiscal 2019 - call details below.

	FY 2017	Q4'18	Q3'18	Q2'18	Q1'18	FY 2017	Q4’17
Revenue ($M)	$60.3	$15.1	$17.3	$15.4	$12.6	$70.2	$15.3
Gross Margin	24.3%	21.4%	29.6%	23.5%	21.6%	24.7%	6.0%
Cash ($M)	$9.4	$9.4	$10.6	$8.7	$8.5	$17.3	$17.3

Highlights:

•	Q4’18 revenue declined 1.5% to $15.1M from Q4’17 and FY’18 revenue declined 14% to $60.3M from FY’17.

•	Orion is seeing excellent levels of national account activity developing, particularly in the retail and automotive markets, which support its FY 2019 growth goal.

•	Orion’s agent driven distribution channel revenue was in line with expectations in Q4’18.

•	Orion implemented $6.0M in annual selling, general and administrative cost reductions during FY’18, the full impact of which will benefit FY 2019 financial performance.

CEO Commentary
Mike Altschaefl, Orion’s CEO and Board Chair, commented, “While we previously expected higher Q4 and full year 2018 sales performance, Orion was successful in advancing several important initiatives during our transitional FY 2018 that should position us to achieve growth and improved bottom line performance in fiscal 2019. These accomplishments include:

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“Continued progress in developing large national sales opportunities through Orion’s focused national accounts team. Orion has entered FY 2019 with several significant national account opportunities in active discussion and planning, slated for mid- to late-year fiscal 2019 deployments. Our U.S. based manufacturing, product quality, energy efficiency, customization capabilities and nimbleness of production, delivery and installation are key differentiators that position Orion to secure these opportunities over far larger competitors.

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“Our successful expansion into the agent driven distribution channel has started to hit its stride with the maturation of our agent base through our sales, marketing and training collaboration and new product development to address the needs of a more diverse base of customers. We believe this initiative has expanded our North American reach from approximately 13% of the total commercial LED lighting market to approximately 77% of the market.

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“Successful launch of new, value focused Harris Patriot-branded LED lighting products designed to compete effectively in new construction and price-sensitive procurement situations. We expanded this offering in response to positive market acceptance and sales traction.

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"Many recently launched products have been adapted to provide control integration options, via modular designs that enable customization of fixtures for advanced controls and IOT solutions. Notably, we launched control integration options for Lutron Vive, Philips EasySense, and Magnum Energy Solutions.

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“Completion of cost reductions eliminating $6M in annual operating expenses, the full benefit of which will be reflected in FY 2019, will play an important role in the achievement of our adjusted EBITDA breakeven goal.

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“Continued execution of high levels of customer service, design and delivery responsiveness that differentiates Orion from its competitors. Our capabilities, flexibility and service commitment continue to play a leading role in new and repeat customer wins. In a fast moving technology environment, we believe it’s critical to have a dependable operational footprint that is flexible enough to adapt to ever-changing customer requirements and technology options without compromising on quality.”

Mr. Altschaefl continued, “In retrospect, FY 2018 proved to be a transitional year in which we focused on revenue generating initiatives while also right-sizing our organization to reflect the current size of the business. While we had expected to see the benefit of our national account focus, agent driven distribution model initiative, and reinvigoration of our Energy Service Company (ESCOS) and reseller relationships during FY 2018, we are now starting to see these efforts materialize in discussions that should provide significant business opportunities beginning in the second and third quarters of fiscal 2019.

“Though last year’s goals proved to be too optimistic, now with over a year of experience and advancement in our sales strategy, we have greater visibility and confidence in the demand we are building, as well as our ability to achieve this fiscal year’s revenue, gross margin and EBITDA breakeven goals. Now, it’s up to us to execute on the opportunities we have developed, while maintaining operating and cost discipline and exemplary customer service. I’m quite confident we have the team and capabilities required for success.”

Updated Financial Outlook
Based on an updated assessment of its business prospects and outlook, Orion is providing its initial fiscal 2019 revenue goal of 10% growth over fiscal 2018. This goal is based on the Company’s current expectations of improving performance in all three of its paths to market: national accounts, agent driven distribution model, and ESCO and reseller activities.

Factoring in its FY 2019 growth goal, combined with an ongoing focus on production efficiency and the benefit of operating expense reductions completed in fiscal 2018, Orion reiterates its goal of achieving a 30% gross margin and breakeven EBITDA by the second quarter of fiscal 2019.

Orion’s quarterly performance can and will likely vary materially on a sequential and year-over-year basis due to economic and industry forces outside its control, as well as the size, timing and terms of customer contacts. Orion reminds investors that its stated financial objectives are targets and goals - not implied guidance, forecasts or projections.

Q4’18 Results
Orion’s Q4'18 revenue declined 1.5% to $15.1M compared to $15.3M in Q4'17. LED lighting product revenue was $12.3M in Q4'18 or 90% of total lighting product revenue versus $12.5M, or 90% of total lighting product revenue in Q4’17.

Gross margin was 21.4% in Q4’18 compared to 6% in Q4'17, as the prior-year period reflected $2.2M of inventory related charges in cost of sales. However, Q4'18 gross margin decreased sequentially from 29.6% in Q3'18, primarily due to the impact of lower overhead absorption related to lower revenue.

Total operating expenses decreased to $4.8M in Q4’18 compared to $8.2M in Q4’17, reflecting benefits related to Orion’s cost reduction initiatives, a $1.4M release of loss contingency reserves in Q4’18 and a $0.25 million non-cash intangible asset impairment charge in Q4’17.

Orion’s Q4’18 net loss improved to ($1.5M), or ($0.05) per basic share, versus a net loss of ($7.3M), or ($0.26) per basic share, in Q4’17, and was roughly in line with the Q3’18 net loss of ($1.4M), or ($0.05) per basic share.

Orion’s Q4’18 EBITDA loss was $ 0.9M compared to $6.7M in Q4’17 and $0. 8M in Q3'18.

FY 2018 Results
Orion's FY 2018 revenue declined 14.1% from FY 2017 reflecting a 6.2% decrease in LED lighting revenue to $49.8 million compared to $53.1 million in fiscal 2017, primarily due to lower sales of its LED troffer door retrofit product and the impact of the transition to an agent driven distribution model. FY 2018 results also reflected a $6.5M decrease in fluorescent lighting sales as this business is being wound-down in favor of better performing, longer lasting LED solutions. Service revenue increased 18% to $4.7 million in FY 2018, primarily due to increased installation project activity compared to fiscal 2017.

Total operating expenses decreased 7.4% to $28 million in FY 2018 compared to FY 2017, reflecting an initial benefit of the Company’s cost reduction initiatives, offset by $2.1 million in cost reduction-related severance expense and $0.7 million in asset impairment charges in FY 2018.

Gross margin declined to 24.3% in FY 2018 compared to 24.7% in FY 2017, principally due to lower manufacturing overhead absorption resulting from lower revenue.

Orion’s FY 2018 net loss was ($13.1M), or ($0.46), per basic share, versus ($12.3M), or ($0.44) per basic share for FY 2017.

Orion’s fiscal 2018 EBITDA loss was ($10.7M) compared to an EBITDA loss of ($10.0M) in fiscal 2017.

Balance Sheet
At the close of fiscal 2018, Orion had $9.4M in cash and cash equivalents, $4.1M of debt (consisting primarily of borrowings under its revolving credit facility), net working capital of $13.0M and a book value of $23.4 million.

Conference Call Details:

Date / Time:	Today, Monday, June 4, 2018 at 10:00 a.m. ET (9:00 a.m. CT)

Call Dial-In:	(877) 754-5294 or (678) 894-3013 for international

Live Webcast/Replay:	http://investor.oriones.com/events-and-presentations

Audio Replay:	(855) 859-2056, conference ID: 2865757 (available shortly after the call through 6/11/2018)

About Orion Energy Systems
Orion is a provider of enterprise-grade LED lighting and energy project solutions. Orion manufactures and markets connected lighting systems encompassing LED solid-state lighting and smart controls. Orion systems incorporate patented design elements that deliver significant energy, efficiency, optical and thermal performance that drive financial, environmental, and work-space benefits for a wide variety of customers, including nearly 40% of the Fortune 500.

Non-GAAP Measures
In addition to the GAAP results included in this presentation, Orion has also included the non-GAAP measure, EBITDA (earnings before interest, taxes, depreciation and amortization) as a measure of its quarterly performance. The Company has provided this non-GAAP measure to help investors better understand its core operating performance, enhance comparisons of core operating performance from period to period and allow better comparisons of operating performance to its competitors. Among other things, management uses EBITDA to evaluate performance of the business and believes this measurement enables it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurement is intended only as a supplement to the comparable GAAP measurements and the Company compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurement. As a result, investors should consider this non-GAAP measurement in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with generally accepted accounting principles.

Safe Harbor Statement
Certain matters discussed in this press release, including under the headings “Highlights,” “Updated Financial Outlook,” and “CEO Commentary,” are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to achieve our expected revenue growth, gross margin, and EBITDA objectives in fiscal 2019 and beyond; (ii) our ability to achieve profitability and positive cash flows; (iii) our levels of cash and our limited borrowing capacity under our revolving line of credit; (iv) the availability of additional debt financing and/or equity capital; (v) our increasing emphasis on selling more of our products through third party distributors and sales agents, including our ability to attract and retain effective third party distributors and sales agents to execute our sales model; (vi) our ability to develop and participate in new product and technology offerings or applications in a cost effective and timely manner; (vii) our ability to manage the ongoing decreases in the average selling prices of our products as a result of competitive pressures in the evolving LED market; (viii) our ability to manage our inventory and avoid inventory obsolescence in a rapidly evolving LED market; (ix) our lack of major sources of recurring revenue and the potential consequences of the loss of one or more key customers or suppliers, including key contacts at such customers; (x) our ability to adapt to increasing convergence in the LED market; (xi) our ability to differentiate our products in a highly competitive market; (xii) the deterioration of market conditions, including our dependence on customers' capital budgets for sales of products and services; (xiii) our ability to complete and execute our strategy in a highly competitive market and our ability to respond successfully to market competition; (xiv) our increasing reliance on third parties for the manufacture and development of products and product components; (xv) our ability to successfully implement our strategy of focusing mainly on lighting solutions using LED technologies; (xvi) the market acceptance of our products and services; (xvii) our ability to realize expected cost savings on the timetable and amounts expected from our cost reduction initiatives; (xviii) adverse developments with respect to litigation and other legal matters pursuant to which we are subject, (xix) our failure to comply with the covenants in our revolving credit agreement; (xx) our fluctuating quarterly results of operations as we focus on new LED technologies and continue to focus investing in our third party distribution sales channel; (xxi) our ability to recruit, hire and retain talented individuals in all disciplines of our company; (xxii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture our products; (xxiii) our ability to defend our patent portfolio; (xxiv) a reduction in the price of electricity; (xxv) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (xxvi) potential warranty claims in excess of our reserve estimates; (xxvii) our inability to timely and effectively remediate any material weaknesses in our internal control of financial reporting and/or our failure to maintain an effective system of internal control over financial reporting and (xxviii) the other risks described in our filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://investor.oriones.com/ in the Investor Relations section of our Website.

Investor Relations Contacts:

Bill Hull, CFO	William Jones; Tanya Kamatu
Orion Energy Systems, Inc.	Catalyst IR
(312) 660-3575	(212) 924-9800 or oesx@catalyst-ir.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31,
	2018	2017
Assets
Cash and cash equivalents	$9,424	$17,307
Accounts receivable, net	8,736	9,171
Inventories, net	7,826	13,593
Deferred contract costs	1,000	935
Prepaid expenses and other current assets	2,467	2,877
Total current assets	29,453	43,883
Property and equipment, net	12,894	13,786
Other intangible assets, net	2,868	4,207
Other long-term assets	110	175
Total assets	$45,325	$62,051
Liabilities and Shareholders’ Equity
Accounts payable	$11,675	$11,635
Accrued expenses and other	4,171	5,988
Deferred revenue, current	499	621
Current maturities of long-term debt	79	152
Total current liabilities	16,424	18,396
Revolving credit facility	3,908	6,629
Long-term debt, less current maturities	105	190
Deferred revenue, long-term	940	944
Other long-term liabilities	524	442
Total liabilities	21,901	26,601
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 shares at March 31, 2018 and 2017; no shares issued and outstanding at March 31, 2018 and 2017	—	—
Common stock, no par value: Shares authorized: 200,000,000 at March 31, 2018 and 2017; shares issued: 38,384,575 and 37,747,227 at March 31, 2018 and 2017; shares outstanding: 28,953,183 and 28,317,490 at March 31, 2018 and 2017	—	—
Additional paid-in capital	155,003	153,901
Treasury stock: 9,431,392 and 9,429,737 common shares at March 31, 2018 and 2017	(36,085)	(36,081)
Shareholder notes receivable	—	(4)
Retained deficit	(95,494)	(82,366)
Total shareholders’ equity	23,424	35,450
Total liabilities and shareholders’ equity	$45,325	$62,051

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2018	2017	2018	2017
Product revenue	$13,712	$13,938	$55,595	$66,224
Service revenue	1,345	1,352	4,705	3,987
Total revenue	15,057	15,290	60,300	70,211
Cost of product revenue	10,828	12,882	41,415	49,630
Cost of service revenue	1,004	1,496	4,213	3,244
Total cost of revenue	11,832	14,378	45,628	52,874
Gross profit	3,225	912	14,672	17,337
Operating expenses:
General and administrative	1,789	3,737	13,159	14,777
Impairment of assets	—	250	710	250
Sales and marketing	2,638	3,666	11,879	12,833
Research and development	386	511	1,905	2,004
Total operating expenses	4,813	8,164	27,653	29,864
Loss from operations	(1,588)	(7,252)	(12,981)	(12,527)
Other income (expense):
Other income	248	25	248	215
Interest expense	(117)	(70)	(425)	(273)
Interest income	3	5	15	36
Total other income (expense)	134	(40)	(162)	(22)
Loss before income tax	(1,454)	(7,292)	(13,143)	(12,549)
Income tax expense (benefit)	8	—	(15)	(261)
Net loss and comprehensive loss	$(1,462)	$(7,292)	$(13,128)	$(12,288)

Basic net loss per share attributable to common shareholders	$(0.05)	$(0.26)	$(0.46)	$(0.44)
Weighted-average common shares outstanding	28,934,885	28,309,690	28,783,830	28,156,382
Diluted net loss per share	$(0.05)	$(0.26)	$(0.46)	$(0.44)
Weighted-average common shares and share equivalents outstanding	28,934,885	28,309,690	28,783,830	28,156,382

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED EBITDA RECONCILIATION
(in thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2018	2017	2018	2017

Net Income	$(1,462)	$(7,292)	$(13,128)	$(12,288)

Interest	114	65	410	237
Taxes	8	—	(15)	(261)
Depreciation	354	348	1,404	1,451
Amortization	121	160	607	881
EBITDA	$(865)	$(6,719)	$(10,722)	$(9,980)

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended March 31,
	2018	2017
Operating activities
Net loss	$(13,128)	$(12,288)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	1,404	1,451
Amortization	607	881
Stock-based compensation expense	1,102	1,605
Impairment of assets	710	250
Loss on sale of property and equipment	—	1
Provision for inventory reserves	1,261	2,212
Provision for bad debts	22	132
Other	(94)	177
Changes in operating assets and liabilities:
Accounts receivable, current and long-term	419	1,687
Inventories, current	4,706	1,220
Deferred contract costs	(65)	(899)
Prepaid expenses and other current assets	483	2,084
Accounts payable	20	(81)
Accrued expenses and other	(1,736)	(635)
Deferred revenue, current and long-term	(126)	300
Net cash used in operating activities	(4,415)	(1,903)
Investing activities
Purchase of property and equipment	(512)	(660)
Additions to patents and licenses	(73)	(291)
Proceeds from sales of property, plant and equipment	—	2,600
Net cash (used in) provided by investing activities	(585)	1,649
Financing activities
Payment of long-term debt	(158)	(880)
Proceeds from revolving credit facility	68,734	87,935
Repayments of revolving credit facility	(71,456)	(85,025)
Proceeds from issuance of common stock, net of issuance costs	—	—
Payments to settle employee tax withholdings on stock-based compensation	(9)	(19)
Net proceeds from employee equity exercises	6	8
Net cash (used in) provided by financing activities	(2,883)	2,019
Net (decrease) increase in cash and cash equivalents	(7,883)	1,765
Cash and cash equivalents at beginning of period	17,307	15,542
Cash and cash equivalents at end of period	$9,424	$17,307